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                                                                    Exhibit 10.1

September 26, 2002

Dr. John J. Farrar


         Re:   Agreement dated April 3, 2002

Dear John:

Reference is made to the Agreement dated as of April 3, 2002 (the "Agreement") between Adolor Corporation (the "Company") and you. All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Agreement.

The Company and you hereby agree that a Transition Event occurred on May 6, 2002. The Company and you further agree that, pursuant to Section 2(c)(i)(B) of the Agreement, you shall serve as an employee of the Company for a period of up to twenty-four (24) months from the Transition Event (the "Term"). The Company and you agree that your duties during the Term shall consist of, as requested by the Company's CEO, being available for and/or actively involved in: (i) helping to set the evolving discovery strategy of the Company; (ii) providing updates and reviews of developments in areas of strategic research interest of the Company and (iii) evaluating potential in-licensing drug candidates or technology.

Notwithstanding the foregoing, it is understood and agreed by you and the Company that effective upon your resignation from the Board of Directors of the Company and for the remaining period of your employment with the Company, you will not hold any policy making or managerial position or role with the Company.

It is further agreed between you and the Company that Section 2(a)(ii) of the Agreement is deleted and is of no force and effect. You may resign your employment, at your option, on ten (10) days written notice to the Company. You acknowledge and confirm that upon such resignation, your employment terminates and that your Promissory Note dated March 15, 2000 (the "Promissory Note"), to the extent not previously repaid in accordance with its terms, shall be immediately due and payable in accordance with its terms in cash and that the Company shall have the right to offset the full amount of any cash compensation otherwise payable to you under this letter agreement against the then outstanding principal and interest on the Promissory Note and that you shall pay the remaining balance due, if any, in cash.

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September 26, 2002
Page 2

It is further agreed by you and the Company that if you resign your employment during the Term, the Company will pay you cash compensation in a lump sum equal to the unpaid balance of payments due under Section 2(c)(i)(w) of the Agreement, less applicable withholding obligations, subject to the Company's right to offset the total amount of such payment against the outstanding principal and interest then due under the Promissory Note.

It is further agreed by you and the Company that if you resign your employment during the Term, any and all options to purchase securities of the Company granted to you and outstanding on the date of your resignation that have not vested shall immediately vest on the effective date of your resignation. You will not be able to exercise any options after the earlier of (a) the last day of the term of any option or (b) the ninetieth (90th) day after the effective date of your resignation.

Except as specifically set forth above, the Agreement remains in full force and effect as originally executed.

If this letter agrees with your understanding and is acceptable to you, please sign below and return it to us.

Sincerely,

ADOLOR CORPORATION


By:  /s/ Bruce A. Peacock
   ---------------------------------------------
Name:   Bruce A. Peacock
Title: Chief Executive Officer

ACKNOWLEDGED, AGREED AND ACCEPTED
THIS 30th DAY OF SEPTEMBER, 2002.


     /s/ John J. Farrar
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John J. Farrar